Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-151358 on Form S-8, file 333-110378 on Form S-8, and file 333-128329 on Form S-3/A of our reports dated March 13, 2009 relating to the consolidated financial statements of Marlin Business Services Corp. and the effectiveness of Marlin Business Services Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marlin Business Services Corp. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 13, 2009